Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [Redacted] indicates that information has been omitted.

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and the Instructions
as to Exhibits of Form 20-F.

WATER RIGHTS PURCHASE AGREEMENT

This Water Rights Purchase Agreement (hereinafter "Agreement") is entered into this 26th day of November, 2018, between HOME RANCH, LLC, a Nevada limited liability company (hereinafter "Seller"), and LITHIUM NEVADA CORP., a Nevada corporation (hereinafter referred to as "Buyer").

RECITALS

1. Seller is the owner of certain real property and water rights located in Basin 033A, as designated by the Nevada State Engineer, being within Humboldt County, Nevada.

2. Buyer will be constructing a mining and mineral processing plant in Basin 033.

3. Buyer is desirous of purchasing water rights from Seller, and Seller is willing to convey to Buyer those water rights set forth on Exhibit B, attached to this Agreement.

4. Seller is the owner of the water rights as set forth on Exhibit B, attached hereto.

5. Seller intends to utilize the sale proceeds to purchase other property in a 1031 exchange with the use of a qualified intermediary. Buyer agrees to cooperate with Seller and/or its assigns in a manner necessary to enable the Seller to initiate said exchange at no additional cost or liability.

NOW, THEREFORE, in consideration of the mutual undertaking of the parties, and for other consideration, the receipt of which is hereby acknowledged, the parties do agree as follows:

1. Purchase and Sale. Buyer hereby agrees to purchase, and Seller agrees to sell, all of the water rights set forth on Exhibit B to Buyer on the terms and conditions further set forth herein. The parties agree that the purchase price for the water rights set forth in Exhibit B is $[Redacted] and that Buyer will pay the purchase price to the Seller or its assigns in exchange for such water rights.

11. Terms and Conditions.

A. Upon execution of this Agreement, Buyer shall pay to Seller the sums of money set forth on the attached Exhibit A.

B. Buyer will make a down payment of $[Redacted] at the closing which shall occur on December 3, 2018. Payment shall be made to the qualified intermediary.

c. Release Provision. Upon termination of this Agreement by Buyer or Seller, Buyer shall execute and deliver to Seller a release of this Agreement. Said release shall be in a recordable format.

Ill. Payment in Full. It is expressly understood that Buyer, at its discretion, shall be authorized to pay any additional amount, at any time, so as to accelerate the total payment of $[Redacted]. Concurrently with Buyer's full payment of the purchase price, Seller shall deliver a Deed of Conveyance to Buyer for the water rights, unless otherwise requested by Buyer.

A. Buyer shall pay the entire purchase price prior to any of the water rights being transferred. Once the purchase price is paid the Buyer may transfer the water rights in stages as its ability to put the water to beneficial use increases. The parties agree that Buyer shall be entitled to file applications with the Nevada State Engineer to change the point of diversion, place of use, and manner of use of any or all of the water rights set forth on Exhibit B prior to making final payment. The change applications shall be filed in the name of the Buyer, with the express consent and approval of the Seller. The State Engineer shall be expressly informed to not act upon such applications to change until he receives a copy of the Deed of Conveyance evidencing Buyer's final payment of the purchase price for the water rights and conveyance of the water rights from Seller to Buyer, and Buyer files the applicable assignment material with the Nevada State Engineer, as required by NRS 533.384 and 533.386.

B. Buyer shall have the sole right, at its discretion, to terminate this Agreement by giving a minimum of six (6) months' advance notice to Seller in accordance with paragraph XI. Seller shall not be required to return any of the funds advanced by Buyer.

c. In the event that Seller does not have marketable title, as determined by the Nevada State Engineer, to at least 2,500 afa of irrigation water rights as set forth in Exhibit B, then the purchase price shall be adjusted proportionally based upon the water rights determined to be owned by the Seller prior to the transfer by the Nevada State Engineer.

(i) The Parties understand and expressly agree that the purchase price is based on the afa of the water rights set forth on Exhibit B as allocated for irrigation use. The Parties expressly agree that any reduction in afa transferred to the Buyer based on the change in consumptive use, or any other administrative reductions not related to Seller's title to the water rights, arising from the change of use from irrigation purposes to use for industrial purposes shall have no bearing on the purchase price and Buyer solely accepts the risk of any such reduction.

D. Should Buyer fail to pay the full purchase price within five years, then the Seller shall retain the $[Redacted] down payment as liquidated damages, the Parties agreeing said liquidated damages are reasonable. Further, Buyer shall at Buyer's cost and expense execute an appropriate release, in a recordable format, of Buyer's interest in this Agreement and the water rights at issue herein.

 IV. Representation of Parties.

 A. Representation by Seller.

(i) Seller represents that the real property to which the water rights depicted on Exhibit B are appurtenant are free of any liens, deeds of trust or encumbrances of any kind. In the event encumbrance of any kind exists, Seller shall take the necessary steps to remove such encumbrance. Seller shall, at its sole effort and expense, complete the chain of title in the Nevada State Engineer's office prior to the close of escrow.

(ii) Seller represents that all water rights are in good standing, and that it has utilized and placed the water rights to beneficial use within the last five-year period. Seller shall take all steps necessary to preserve the water rights

(iii) Seller represents that the water rights are in good standing with the Nevada State Engineer, and title is vested in Seller's name.

(iv) Members of Seller's limited liability shall approve, by a majority vote, the terms and conditions of this Agreement.

 B. Representation by Buyer.

(i) Buyer represents that the Board of Directors, and any and all other appropriate approvals have been received, thereby allowing and authorizing Buyer to enter into this transaction.

(ii) Buyer represents that it has the financial capacity to carry out the terms and conditions of this Agreement.

V. Termination. Buyer shall have the sole right, at its discretion, to terminate this Agreement by giving notice to Seller in accordance with paragraph XI. Any and all funds received by Seller from Buyer shall be retained by Seller, with no claim whatsoever by Buyer. In the event that Buyer elects to transfer any of the water rights described herein to its mining properties, it shall pay to Seller all remaining funds due as set forth herein.

VI. Additional Documents. The parties hereto agree to execute the additional necessary documents, if any, required to carry out this transaction. This includes letters, or correspondence, to the Nevada State Engineer wherein Seller expressly consents to approval of the Applications to Change.

VII. Time is of the Essence. Time is of the essence of this Agreement.

VIII. Choice of Law. This Agreement and all aspects of such Agreement shall be governed by Nevada law.

IX. Dispute Resolution. In the event a dispute arises between the parties hereto, they shall mutually meet at a convenient time and location, and attempt to solve and resolve in total, such dispute. In the event that a resolution cannot be obtained between the parties, then the matter shall be confined to the Humboldt County District Court for resolution.

X. Timing of Applications. Nothing herein shall prevent Buyer from filing Applications to Change and, pursuant to Nevada law, request the State Engineer delay action on such applications for a period of up to one year. Such delays will allow and are intended to allow Seller to complete a full irrigation season. Similarly, the timing of State Engineer approval may be necessary for Buyer to have water available to its project during construction, and all other phases including full operation of its milling efforts.

M. Notices. Any and all notices shall be made in writing and shall be sent to the following:

 A. To the Seller:

Home Ranch

[Redacted]

[Redacted]

 B. To the Buyer:

Lithium Nevada Corporation

[Redacted]

[Redacted]

Alexi Zawadzki CEO

XII. Binding Effect. This Agreement shall be binding upon the heirs, successors and assigns of the parties hereto.

XIII. Memorandum of Agreement. The parties hereto agree to execute a Memorandum of Agreement, a copy of which is attached hereto. That Memorandum shall be recorded with the Humboldt County Recorder's Office, a conformed copy thereof being filed with the Nevada State Engineer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HOME RANCH, LLC, a Nevada limited liability company

By: /s/ Frank Falen
Title: Manager

LITHIUM NEVADA CORP., a Nevada corporation

By: /s/ Alexi Zawadzki
Title: CEO

STATE OF WYOMING          )

   ) SS.

COUNTY OF LARAMIE       )

The foregoing instrument was acknowledged before me this 26th day of November, 2018, by Frank Falen in such person's capacity the Manager as of Home Ranch, LLC, a Nevada limited liability company.

/s/ Holly R. Schlachter
NOTARY PUBLIC

[SEAL]

PROVINCE OF BRITISH COLUMBIA    )

                                                                     ) SS.

COUNTRY OF CANADA                          )

The foregoing instrument was acknowledged before me this 28th day of November, 2018, by Alexi Zawadzki in such person's capacity as the CEO of Lithium Nevada Corp., a Nevada corporation.

/s/ David L. Redford
NOTARY PUBLIC

[SEAL]

EXHIBIT A

Payment Schedule

[***]

Exhibit B

Water Rights

[***]